Exhibit 99.1

Contact

Alison Ziegler
Financial Relations Board
(212) 445-8432

Peter Ward
META Group, Inc.
(203) 973-6700
peter.ward@metagroup.com

FOR IMMEDIATE RELEASE

META Group Announces Management Transition

STAMFORD, Conn. (June 23, 2004) — META Group, Inc. (Nasdaq: METG), a leading information technology (IT) research and consulting firm, announced today that Alfred Amoroso, META’s vice-chairman, president and chief executive officer since mid-2002, is transitioning from his role with the company to pursue other interests. Amoroso will assist in transition matters for the next several months to ensure a smooth and orderly transition.

Dale Kutnick, the company’s current chairman and co-founder, will continue as chairman of the company’s Board of Directors. Mr. Kutnick will also represent the Board of Directors on a newly formed special operating committee to manage the company’s daily and ongoing operations. Former board member, Howard Rubin, EVP will serve as the chairman of the operating committee. Additionally, Herbert VanHook, the company’s senior vice president, research and product management, will act as the interim president and chief operating officer of the company. The Board has formed a committee to initiate a formal search for a new president and chief executive officer.

A Board spokesman said that “The Board of Directors regrettably accepts the resignation of Mr. Amoroso and we thank him for all his efforts in driving the transformation of META. Fred has guided the company through a difficult and uncertain economy over the last two years and we wish him much continued success as he pursues the next phase of his career.”

About META Group

META Group is a leading provider of information technology research, advisory services, and strategic consulting. Delivering objective and actionable guidance, META Group’s experienced analysts and consultants are trusted advisors to IT and business executives around the world. Our unique collaborative models and dedicated customer service help clients be more efficient, effective, and timely in their use of IT to achieve their business goals. Visit metagroup.com for more details on our high-value approach.